As filed with the Securities and Exchange Commission on April 25, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCR Corporation

(Exact name of registrant as specified in its charter)

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

864 Spring Street NW

Atlanta, GA 30308

(937) 445-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andre J. Fernandez

Executive Vice President and Chief Financial Officer

864 Spring Street NW

Atlanta, GA 30308

(937) 445-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Pitts, Esq.

O. Keith Hallam, III, Esq.

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Telephone: (212) 474-1000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A Convertible Preferred Stock, par value $0.01 per share	611,703(1)	$1,000(2)	$611,703,000(2)	$74,138.40(3)
Common Stock, par value $0.01 per share	20,389,896(4)	—	—	(5)
TOTAL:				$74,138.40(3)(5)(6)

(1)

611,703 shares of Series A Preferred Stock are being registered hereunder. These shares consist of 498,424 shares of Series A Preferred Stock issued by the registrant and held by the selling stockholders as of April 25, 2019, 20,838 shares of Series A Preferred Stock that will be issued to the selling stockholders as dividends payable in kind through December 10, 2019 and up to 92,441 shares of Series A Preferred Stock that may be issued to the selling stockholders as dividends payable in kind thereafter.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act and based on the filing fee of $121.20 per $1,000,000 of securities registered.
(4)

Estimated based on the total number of shares of common stock issuable upon conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock is initially convertible into common stock, at the option of the holder, at a conversion rate of 33.333 shares of common stock per share of Series A Preferred Stock. Pursuant to Rule 416 under the Securities Act (“Rule 416”), the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the conversion formulae set forth in the attached prospectus). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement or post-effective amendment to this registration statement.

(5)

No separate consideration will be received for the shares of common stock issuable upon conversion of the Series A Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

(6)

Pursuant to Rule 457(p) of the Securities Act, the Registrant hereby offsets $39,307.32 of the registration fee required in connection with this registration statement by the fee previously paid by the Registrants in connection with the registration of U.S. $1,021,314,000 proposed maximum aggregate offering price of securities on Form S-3ASR (Commission File No. 333-210457) filed with the Commission on March 29, 2016, attributable to the securities that remain unsold at the termination of the offering contemplated by such registration statement. Accordingly, the amount of the filing fee paid herewith is $34,831.08.

PROSPECTUS

Up to 611,703 Shares of Series A Convertible Preferred Stock

Up to 20,389,896 Shares of Common Stock

NCR Corporation

This prospectus relates to the resale from time to time of up to an aggregate of: (i) up to 611,703 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), consisting of (a) 498,424 shares of Series A Preferred Stock held by the selling stockholders as of April 25, 2019, (b) 20,838 shares of Series A Preferred Stock that will be issued to the selling stockholders as dividends payable in kind on the existing Series A Preferred Stock through December 10, 2019 and (c) up to 92,441 shares of Series A Preferred Stock that may, at the option of the Company, be issued to the selling stockholders as dividends payable in kind thereafter; and (ii) up to 20,389,896 shares of common stock, par value $0.01 per share (the “Common Stock”), consisting of (a) 16,613,967 shares of Common Stock issuable upon conversion of 498,424 shares of Series A Preferred held by the selling stockholders as of April 25, 2019, (b) 694,593 shares of Common Stock issuable upon conversion of the 20,838 shares of Series A Preferred Stock to be issued to the selling stockholders as dividends payable in kind on the existing Series A Preferred Stock through December 10, 2019 and (c) up to 3,081,335 shares of Common Stock issuable upon conversion of up to 92,441 shares of Series A Preferred Stock that may, at the option of the Company, be issued to the selling stockholders as dividends payable in kind thereafter. The selling stockholders may offer and sell shares of Series A Preferred Stock or shares of Common Stock in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling stockholders may sell all or a portion of the shares of Series A Preferred Stock or shares of Common Stock through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares of Series A Preferred Stock or shares of Common Stock, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares of Series A Preferred Stock or shares of Common Stock may be sold. The names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions will be set forth in a supplement to this prospectus. We will not receive any of the proceeds from the selling stockholders’ sale of shares of Series A Preferred Stock or shares of Common Stock. We have agreed to bear the expenses (other than underwriting discounts, selling commissions and stock transfer taxes) in connection with the registration of the Series A Preferred Stock and the Common Stock that the selling stockholders are offering under this prospectus.

The Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NCR.” On April 24, 2019 the closing price of the Common Stock on the NYSE was $29.36 per share. The Series A Preferred Stock is not listed on any exchange, and we do not intend to list the Series A Preferred Stock on any exchange.

Our principal executive offices are located at 864 Spring Street NW Atlanta, GA 30308, and our telephone number is (937) 445-5000.

Investing in the Series A Preferred Stock or the Common Stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth in the section entitled “Risk Factors” on page 6 and the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2019 (which document is incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in the Series A Preferred Stock or the Common Stock. See “Incorporation By Reference.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2019.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using an “automatic shelf” registration or continuous offering process. It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with regard to us and the securities the selling stockholders are offering pursuant to this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment decision. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or a selling stockholder. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of Series A Preferred Stock or shares of Common Stock in any jurisdiction where an offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus nor any accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholders or any agent, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Unless the context indicates otherwise, as used in this prospectus: (i) the “Company,” “NCR,” “us,” “we” and “our” refer to NCR Corporation and its consolidated subsidiaries; and (ii) “this prospectus” refers to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Series A Preferred Stock and shares of Common Stock that the selling stockholders are offering. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. Statements that we make in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement that we make is qualified in its entirety by such reference.

In particular, the contracts, agreements or other documents included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about NCR or the other parties to the documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read NCR’s SEC filings, including our annual, quarterly and current reports, proxy statements, this prospectus and other information, over the Internet at the SEC’s website at http://www.sec.gov. The Common Stock is listed on NYSE (NYSE: NCR), and you can obtain information about us at the offices of NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://www.ncr.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019;

•	our Current Reports on Form 8-K, filed with the SEC on March 5 and March 15, 2019; and

•	the description of our capital stock set forth in Amendment No. 3 to our Registration Statement on Form 10, filed with the SEC on November 26, 1996.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

NCR Corporation

250 Greenwich St., 35th Floor

New York, NY 10007

Attention: Investor Relations

Phone: (212) 589-8468

Email: investor.relations@ncr.com

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of Series A Preferred Stock or shares of Common Stock in any jurisdiction where an offer or sale is not permitted.

CERTAIN TRADEMARKS

We believe that we own or otherwise have rights to the trademarks, copyrights and service marks, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks, such as NCR, which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and tradenames.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements.

Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of our control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand and pricing for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new U.S. tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment; manufacturing disruptions, including those caused by or related to outsourced manufacturing; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions.

Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those listed in Item 1A “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2018 and in any of our subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NCR CORPORATION

NCR is a leading software- and services-led enterprise provider in the financial, retail, hospitality and telecommunications and technology industries, with business in 180 countries. NCR offers a range of solutions that help businesses of all sizes compete in an ever-evolving landscape of physical and digital consumers by providing software, advisory and consulting services, hardware, support and managed services that run businesses end to end. Our portfolio includes digital first offerings for banking, restaurants and retailers as well as payments, multi-vendor connected device services, automated teller machines (ATMs), point of sale (POS) terminals and self-service technologies. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors. Our solutions create value for our customers by increasing productivity and allowing them to address consumer demand for convenience, value and individual service across different commerce channels using a digital first approach.

NCR was originally incorporated in 1884 and was a publicly traded company on the NYSE prior to its merger with a wholly-owned subsidiary of AT&T Corp. (“AT&T”) on September 19, 1991. Subsequently, on December 31, 1996, AT&T distributed all of its interest in NCR to its stockholders. NCR Common Stock is listed on the NYSE and trades under the symbol “NCR.”

Our website, www.ncr.com, contains a significant amount of information about us, including financial and other information for investors. The contents of our website are not incorporated by reference into this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019 (which document is incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before deciding to invest in the Series A Preferred Stock or the Common Stock. See “Incorporation By Reference.”

Risks Related to the Series A Preferred Stock

The preferred stock will rank junior to all of NCR’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our liabilities have been paid. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of the Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our liabilities and our subsidiaries’ liabilities, to pay amounts due on the Series A Preferred Stock.

An active trading market for the Series A Preferred Stock does not exist and may not develop.

The Series A Preferred Stock has no established trading market and is not listed on any securities exchange. Since the Series A Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We cannot assure you that an active trading market in the Series A Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series A Preferred Stock will be limited.

The market price of the Series A Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile.

To the extent that a secondary market for the Series A Preferred Stock develops, we believe that the market price of the Series A Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how shares of our Common Stock will trade in the future. This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock. From January 1, 2018 to April 24, 2019, the reported high and low prices for our Common Stock ranged from a low of $20.93 to a high of $38.68 per share.

The market price of our Common Stock will likely fluctuate in response to a number of factors, including the following:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involves us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	additional issuances by us of Common Stock;

•	additional issuances by us of other series or classes of preferred stock;

•	actions of our common stockholders, including sales of Common Stock by stockholders and our directors and executive officers;

•	changes in the ratings of other of our securities;

•	fluctuations in the stock price and operating results of our competitors;

•	government reactions to current economic and market conditions; and

•	regional, national and global political and economic conditions and other factors.

The market price of our Common Stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Common Stock and (ii) sales of substantial amounts of the Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

These broad market fluctuations may adversely affect the market prices of our Common Stock, and, in turn, the Series A Preferred Stock.

In addition, we expect that the market price of the Series A Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Series A Preferred Stock and may negatively impact the holders’ investment.

Except in certain circumstances, we are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock or Series A Preferred Stock could decline as a result of sales of a large number of shares of Common Stock or Series A Preferred Stock or similar securities in the market or the perception that such sales could occur. For example, if we issue preferred stock in the future that has a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

In addition, each share of Series A Preferred Stock will initially be convertible at the option of the holder thereof into shares of our Common Stock. The conversion of some or all of the Series A Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our Common Stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our Common Stock and Series A Preferred Stock. In addition, the existence of our Series A Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series A Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the Common Stock may negatively impact the market price for the Series A Preferred Stock.

The Series A Preferred Stock is subject to conversion at our option in certain circumstances based on the trading price of our Common Stock.

If the volume-weighted average price per share of Common Stock is greater than $54.00 for at least thirty trading days in any period of forty-five consecutive trading days, we will be entitled, but not required, to convert the Series A Preferred Stock, in whole but not in part, at a conversion price equal to the sum of the liquidation preference and accrued dividends with respect to each share of Series A Preferred Stock as of the mandatory conversion date divided by the conversion price of such share in effect as of the mandatory conversion date. Following any such conversion, a holder will no longer be entitled to the dividend or other rights associated with the Series A Preferred Stock.

The Series A Preferred Stock has not been rated.

The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series A Preferred Stock.

The Series A Preferred Stock may only be redeemed at the option of the holder in limited circumstances.

The shares of Series A Preferred Stock, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preferred Stock may be required to bear the financial risks of an investment in the Series A Preferred Stock for an extended period of time. Holders have a limited right to require us to redeem the Series A Preferred Stock at certain dates after March 16, 2024, subject to our having sufficient funds legally available under the Maryland General Corporation Law (the “MGCL”). See “Description of Series A Preferred Stock—Redemption at the Option of the Holder.” In addition, holders have the option to require us to purchase any or all of their shares of Series A Preferred Stock upon the occurrence of a change of control. See “Description of Series A Preferred Stock—Repurchase at the Option of the Holder.” Therefore, holders should be aware that they may be required to bear the financial risks of an investment in the Series A Preferred Stock for an extended period of time.

We have the right, but not the obligation, to redeem shares of Series A Preferred Stock in limited circumstances.

We are entitled, but not required, to redeem the shares of Series A Preferred Stock upon the occurrence of a change of control. See “Description of Series A Preferred Stock—Change of Control—Redemption by the Company.” Therefore, holders should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series A Preferred Stock may make it difficult or impossible to sell shares of Series A Preferred Stock for a higher price, even if the market price for such shares had previously been higher.

Terms of our debt agreements and Maryland law may restrict us from making cash payments with respect to the Series A Preferred Stock.

Quarterly dividends and cash payments upon conversion, redemption or repurchase of the Series A Preferred Stock will be paid only if payment of such amounts is not prohibited by our debt agreements and assets are legally available under the MGCL to pay such amounts. Quarterly dividends will be paid only if such dividends are authorized by our board of directors (the “Board of Directors”) and declared by us. The Board of Directors is not obligated or required to authorize quarterly dividends even if we have funds available for such purposes.

Our existing lines of credit limit our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series A Preferred Stock. Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series A Preferred Stock.

Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its liabilities as the liabilities become due in the usual course of business, or generally if the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights are superior to those receiving the distribution.

The conversion rate of the Series A Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock.

The number of shares of our Common Stock that holders are entitled to receive upon conversion of a share of Series A Preferred Stock is subject to adjustment for certain events arising from increases in dividends or distributions in Common Stock, subdivisions, splits, and combinations of the Common Stock, certain issuances of stock purchase rights, options or warrants distributed in connection with a stockholder rights plan, self-tender offers and exchange offers, cash dividends or distributions, and certain other actions by us that modify our capital structure. See “Description of Series A Preferred Stock—Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including the issuance of Common Stock pursuant to plans for reinvestment of dividends or interest, options or rights to purchase such shares pursuant to benefit plans or employee agreements, any option, warrant, right, or exercisable, exchangeable or convertible security or for a change in the par value of the Common Stock. There can be no assurance that an event that adversely affects the value of the Series A Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Common Stock, it may also adversely affect the market price of the Series A Preferred Stock. In addition, we are not restricted from offering Common Stock in the future or engaging in other transactions that may dilute our Common Stock.

If our Common Stock is delisted, your ability to transfer or sell your shares of the Series A Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

The terms of the Series A Preferred Stock do not protect you if our Common Stock is delisted. Because the Series A Preferred Stock has no stated maturity date, holders may be forced to elect between converting their shares of the Series A Preferred Stock into illiquid shares of our Common Stock or holding their shares of the Series A Preferred Stock and receiving stated dividends on the stock when, as and if authorized by the Board of Directors and declared by us with no assurance as to ever receiving the liquidation preference. Accordingly, if the Common Stock is delisted, the holders’ ability to transfer or sell their shares of the Series A Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series A Preferred Stock (or the Common Stock) may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock (or the Common Stock) may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock (or the Common Stock) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock (or the Common Stock) with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the Series A Preferred Stock (or the Common Stock) may decline.

Holders may have to pay taxes if we make distributions of additional Series A Preferred Stock on the Series A Preferred Stock, even if holders do not receive any cash.

We may make distributions on the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock rather than in cash. We expect such distributions generally to be tax-free, provided that we do not make cash distributions on our Common Stock. However, our conclusion is based in part on expected future circumstances that could change. Further, the Internal Revenue Service (the “IRS”) may disagree with our tax analysis and take the position that distributions in the form of additional shares of Series A Preferred Stock will be taxable in the same manner as cash distributions. If such position is successful or certain unexpected circumstances occur, in years in which we have current or accumulated earnings and profits, holders will generally recognize dividend income in an amount equal to the fair market value of the additional shares of Series A Preferred Stock. In such a case, a holder’s tax liability may exceed the cash such holder receives from the Series A Preferred Stock. Thus, holders of the Series A Preferred Stock would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Series A Preferred Stock. Please consult your independent tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of distributions on the Series A Preferred Stock.

Holders may have to pay taxes if we adjust the conversion rate of the Series A Preferred Stock in certain circumstances, even though holders would not receive any cash.

We will adjust the conversion rate of the Series A Preferred Stock in certain circumstances, including, but not limited to, the payment of certain cash distributions with respect to the Common Stock. Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate, holders may be treated as having received a constructive distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the adjustment to (or failure to adjust) the conversion rate and even though holders might not exercise their conversion right. In addition, Non-U.S. Holders (as defined in “Material United States Federal Income Tax Considerations”) of the Series A Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read “Material United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series A Preferred Stock.

USE OF PROCEEDS

All shares of Series A Preferred Stock and Common Stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), the rights and preferences of which our Board of Directors may establish from time to time. As of April 17, 2019, 120,126,439 shares of Common Stock were issued and outstanding (and no shares of Common Stock subject to forfeiture conditions were issued and outstanding) and 879,788 shares of Preferred Stock, consisting entirely of Series A Preferred Stock, were issued or outstanding.

As of April 17, 2019, there were 85,321 record holders of the Common Stock and five record holders of the Series A Preferred Stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Amendment and Restatement (the “Charter”), filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on May 23, 2016, our Amended and Restated Bylaws (the “Bylaws”) and by the provisions of applicable Maryland law. The Charter and Bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC. You should read the Charter and Bylaws for the provisions that are important to you.

Common Stock

The holders of the Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. There is no cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board of Directors from time to time, the holders of the Common Stock will be entitled to such dividends as may be authorized from time to time by the Board of Directors and declared by us from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of NCR available for distribution to such holders. Any such series of Preferred Stock may be created by the Board of Directors from time to time without the consent of the holders of the Common Stock. In any such event, the rights of the holders of the Common Stock will be subject to the preferential rights of the holders of the Preferred Stock, including the Series A Preferred Stock.

Preferred Stock

The Charter authorizes the Board of Directors to establish one or more series or classes of Preferred Stock and to determine, with respect to any series of Preferred Stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such series or class. We believe that the ability of the Board of Directors to issue one or more series or classes of Preferred Stock provides us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of Preferred Stock or Common

Stock, the Board of Directors may determine not to seek stockholder approval. Although the Board of Directors has no intention at the present time of doing so, it could issue a series or class of Preferred Stock that could, depending on the terms of such series or class, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of NCR. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of the material terms of the Series A Preferred Stock. For a more complete description you should refer to the actual terms of the Series A Preferred Stock and the Articles Supplementary (as defined herein). For purposes of this section titled “Description of Series A Preferred Stock,” unless otherwise defined, terms shall have the meaning as ascribed below in “—Definitions.”

General

On December 2, 2015, we filed Articles Supplementary with the SDAT classifying the Series A Preferred Stock (the “Articles Supplementary”) and establishing the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of the shares of the Series A Preferred Stock. The Articles Supplementary became effective upon filing, and the terms of the Articles Supplementary were included as Exhibit A to the Charter. For purposes of this disclosure, references to the Articles Supplementary refer to the terms of the Series A Preferred Stock currently included in Exhibit A to the Charter.

Classification and Number of Shares

The shares of such series of Preferred Stock were classified as “Series A Convertible Preferred Stock.” The number of authorized shares constituting the Series A Preferred Stock is 2,909,975. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof, and (b) the filing of articles supplementary pursuant to the provisions of the MGCL stating that such increase or decrease, as applicable, has been so authorized. The number of authorized shares of Series A Preferred Stock shall be reduced upon certain events described below in “—Effect of Conversion—Status of Converted or Reacquired Shares” without further action by the Company or its Board of Directors.

Ranking

The Series A Preferred Stock ranks, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(i) on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(ii) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(iii) senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

Dividends

Holders are entitled to receive dividends of the type and in the amount determined as set forth herein (such dividends, “Dividends”).

Accrual of Dividends

Dividends on each share of Series A Preferred Stock (i) accrue on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) are payable quarterly in arrears, if, as and when authorized by the Board of Directors, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day is determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Dividend Payment Period in which such day falls; provided that if during any Dividend Payment Period any Accrued Dividends in respect of one or more prior Dividend Payment Periods are paid, then after the date of such payment the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day will be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such Dividend Payment Period. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued with respect to such share during such Dividend Payment Period. For the avoidance of doubt, for any share of Series A Preferred Stock with an Issuance Date that is not a Dividend Payment Date, the amount of Dividends payable with respect to the initial Dividend Payment Period for such share shall equal the product of (A) the daily accrual determined as specified in the prior sentence, assuming a full Dividend Payment Period in accordance with the definition of such term, and (B) the number of days from and including such Issuance Date to but excluding the next Dividend Payment Date.

Payment of Dividends

(x) With respect to the first sixteen (16) Dividend Payment Dates, the Company will automatically issue, to the extent permitted by applicable law, as a dividend in kind, additional duly authorized, validly issued and fully paid and nonassessable shares of Series A Preferred Stock (any Dividend or portion of a Dividend paid in the manner provided in this clause, a “PIK Dividend”) having value (as determined in accordance with the immediately following sentence) equal to the amount of Accrued Dividends during such Dividend Payment Period and (y) with respect to any Dividend Payment Date occurring after the sixteenth (16th) Dividend Payment Date, the Company will pay, to the extent permitted by applicable law, in its sole discretion, Dividends (i) in cash (any Dividend or portion of a Dividend paid in cash, a “Cash Dividend”), if, as and when authorized by the Board of Directors, or any duly authorized committee thereof, and declared by the Company, (ii) as a PIK Dividend or (iii) through a combination of either of the foregoing; provided that (A) Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward) and (B) if the Company pays a PIK Dividend, no fractional shares of Series A Preferred Stock shall be issued to any

Holder (after taking into account all shares of Series A Preferred Stock held by such Holder) and in lieu of any such fractional share, the Company shall pay to such Holder, at the Company’s option, either (1) an amount in cash equal to the applicable fraction of a share of Series A Preferred Stock multiplied by the Liquidation Preference per share of Series A Preferred Stock or (2) one additional whole share of Series A Preferred Stock. In the event that the Company pays a PIK Dividend, each share of Series A Preferred Stock paid in connection therewith shall have a deemed value for such purpose equal to the Liquidation Preference per share of Series A Preferred Stock, and the number of additional shares of Series A Preferred Stock issuable to Holders in connection with the payment of a PIK Dividend will be, with respect to each share of Series A Preferred Stock, and without limiting the proviso above concerning fractional shares, the number (or fraction) obtained from the quotient of (1) the amount of the applicable PIK Dividend per share of Series A Preferred Stock divided by (2) the Liquidation Preference per share of Series A Preferred Stock. Accrued Dividends in respect of any prior Dividend Payment Periods may be paid on any date (whether or not such date is a Dividend Payment Date) if, as and when authorized by the Board of Directors, or any duly authorized committee thereof as declared by the Company.

Arrearages

If the Company fails to declare and pay a full Dividend on the Series A Preferred Stock on any Dividend Payment Date, then any Dividends otherwise payable on such Dividend Payment Date on the Series A Preferred Stock shall continue to accrue and cumulate at a Dividend Rate of 8.0% per annum, payable quarterly in arrears on each Dividend Payment Date, for the period from and including the first Dividend Payment Date (or the Issuance Date, as applicable) upon which the Company fails to pay a full Dividend on the Series A Preferred Stock through but not including the latest of the day upon which the Company pays in accordance with the Articles Supplementary all Dividends on the Series A Preferred Stock that are then in arrears. Dividends shall accumulate from the most recent date through which Dividends shall have been paid, or, if no Dividends have been paid, from the Issuance Date.

Record Date

The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date is the close of business on the first (1st) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board of Directors, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.

Priority of Dividends

So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid, including any accrued and unpaid dividends on the Series A Preferred Stock that are then in arrears, or have been or contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii) purchases of Junior Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(iii) as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iv) purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(v) payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(vi) distributions of Junior Stock or rights to purchase Junior Stock;

(vii) any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such; or

(viii) purchases of shares of Common Stock by the Company in an amount not to exceed $1,000,000,000 to be consummated within 9 months following December 4, 2015.

Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the most recent Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

Subject to the foregoing provisions, dividends may be authorized by the Board of Directors, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time and the Holders will not be entitled to participate in those dividends (other than pursuant to the adjustments otherwise described below.

Conversion Following a Record Date

If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under “—Right of the Holders to Convert” or “—Mandatory Conversion by the Company,” as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or an Accrued Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such dividend shall not be included for the purpose of determining the amount of Accrued Dividends under “—Right of the Holders to Convert” or “—Mandatory Conversion by the Company,” as applicable, with respect to such Conversion Date.

Liquidation Rights

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock (pursuant to “—Right of the Holders to Convert” without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided in the Articles Supplementary and will have no right or claim to any of the Company’s remaining assets.

Partial Payment

If in connection with any distribution described in “—Liquidation Rights—Liquidation” above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

Merger, Consolidation and Sale of Assets Not Liquidation

The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Right of the Holders to Convert

Each Holder has the right, at such Holder’s option, subject to the conversion procedures set forth in the Articles Supplementary, to convert each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set forth in “—Anti-Dilution Adjustments—Fractional Shares.” The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

Mandatory Conversion by the Company

If, at any time, the VWAP per share of Common Stock is greater than the Mandatory Conversion Price for at least thirty (30) Trading Days in any period of forty-five (45) consecutive Trading Days, the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion, the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares as set forth in “—Anti-Dilution Adjustments—Fractional Shares.”

Effect of Conversion

Effect of Conversion

Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

Record Holder of Underlying Securities as of Conversion Date

The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures set forth in the Articles Supplementary (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set forth in “—Anti-Dilution Adjustments—Fractional Shares”) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of an elective conversion) or in the records of the Company (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

Status of Converted or Reacquired Shares

Shares of Series A Preferred Stock converted in accordance with the Articles Supplementary, or otherwise acquired by the Company in any manner whatsoever, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Charter.

Change of Control

Repurchase at the Option of the Holder

Upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option to require the Company to purchase (a “Change of Control Put”) any or all of its shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash (in the case of clause (i) or the applicable consideration (in the case of clause (ii)), equal to the greater of (i) the Liquidation Preference of such share of Series A Preferred Stock plus the Accrued Dividends in respect of such share of Series A Preferred Stock, in each case as of the applicable Change of Control Purchase Date and (ii) the amount of cash and/or other assets such Holder would have received had such Holder, immediately prior to such Change of Control, converted such share of Series A Preferred Stock into Common Stock (pursuant to such Holder’s conversion rights without regard to any of the limitations on convertibility) (the “Change of Control Purchase Price”); provided that, in each case (but, for purposes of clarity, not in the event where such holder actually converts its shares of Series A Preferred Stock into Common Stock), the Company shall only be required to pay the Change of Control Purchase Price after (i) the Satisfaction of the Indebtedness Obligations and to the extent permitted by the Specified Contract Terms and (ii) to the extent such purchase can be made out of funds legally available therefor.

Treatment of Shares

If a Holder does not elect to effect a Change of Control Put with respect to all of its shares of Series A Preferred Stock, the shares of Series A Preferred Stock held by it and not surrendered for purchase by the Company will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled in accordance with the terms of the Articles Supplementary. From and after the Change of Control Purchase Date with respect to any share of Series A Preferred Stock for which a Holder elected to effect a Change of Control Put and that the Company has repurchased in accordance with the provisions of the Articles Supplementary, (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate. For the avoidance of doubt, notwithstanding anything contained in the Articles Supplementary to the contrary, until a share of Series A Preferred Stock is purchased by the payment in full of the applicable Change of Control Purchase Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided in the Articles Supplementary, including that such share (x) may be converted pursuant to the Holder’s conversion rights and, if not so converted, (y) shall (A) accrue Dividends and (B) entitle the Holder thereof to the voting rights provided in the Articles Supplementary; provided that any such shares that are converted prior to or on the Change of Control Purchase Date in accordance with the Articles Supplementary shall not be entitled to receive any payment of the Change of Control Purchase Price.

Redemption by the Company

In the case of a Change of Control (other than pursuant to clause (ii)(c) of the definition of such term) (provided that for purposes of this “—Change of Control—Redemption by the Company,” the references to “a majority” in the definition of Change of Control shall be deemed to be references to “80%”), any shares of Series A Preferred Stock as to which a Change of Control Put was not exercised may be redeemed, at the option of the Company (or its successor or the acquiring or surviving Person in such Change of Control), upon not less than thirty (30) nor more than sixty (60) days’ notice, which notice must be received by the affected Holders within thirty (30) days of the Change of Control Put Deadline, at a redemption price per share, payable in cash (in the case of clause (i)) or the applicable consideration (in the case of clause (ii)), equal to the greater of (i) (x) the Liquidation Preference as of the date of redemption plus (y) Accrued Dividends as of the date of redemption, plus (z) if the applicable redemption date is prior to the fifth anniversary of the first Dividend Payment Date, the amount equal to the net present value (computed using a discount rate of 10%) of the sum of all Dividends that would otherwise be payable on such share of Series A Preferred Stock on and after the applicable redemption date to and including the fifth anniversary of the first Dividend Payment Date and assuming the Company chose to pay such Dividends in cash and (ii) the amount of cash and/or other assets a Holder would have received had such Holder, immediately prior to such Change of Control, converted such share of Series A Preferred Stock into Common Stock (pursuant to such Holder’s conversion rights without regard to any of the limitations on convertibility). Unless the Company (or its successor or the acquiring or surviving Person in such Change of Control) defaults in making the redemption payment on the applicable redemption date, on and after the redemption date, (A) Dividends shall cease to accrue on the shares of Series A Preferred Stock so called for redemption, (B) all shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding and (C) all rights with respect to such shares of Series A Preferred Stock shall on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable in such redemption.

Specified Contract Terms

If the Company (A) shall not have sufficient funds legally available under the MGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under the Articles Supplementary (the “Required Number of Shares”) or (B) will be in violation of Specified Contract Terms if it purchases the Required Number of Shares, the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to the Articles Supplementary, a number of shares of Series A Preferred Stock with an aggregate Change of Control Purchase Price equal to the lesser of (1) the amount legally available for the purchase of shares of Series A Preferred Stock under the MGCL and (2) the largest amount that can be used for such purchase not prohibited by Specified Contract Terms and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Purchase Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms. If the Company fails to pay the Change of Control Purchase Price in full when due in respect of some or all of the shares or Series A Preferred Shares to be repurchased pursuant to the Change of Control Put, the Company will pay Dividends on such shares not repurchased at a Dividend Rate equal to 8.0% per annum, accruing daily from such date until the Change of Control Purchase Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, in the event a Holder elects to exercise a Change of Control Put at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Put, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition.

Change of Control Agreements

The Company may not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board of Directors acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and effect the Satisfaction of the Indebtedness Obligations and the payment of the Change of Control Put Price in respect of shares of Series A Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date.

Redemption at the Option of the Holder

On each Designated Redemption Date, each Holder of shares of Series A Preferred Stock shall have the right (a “Redemption Right”) to require the Company to redeem any or all of the shares of Series A Preferred Stock of such Holder outstanding on such Designated Redemption Date, in each case to the extent not prohibited by law, at a redemption price, in cash, equal to the sum of (i) the Liquidation Preference of the shares of Series A Preferred Stock to be redeemed plus (ii) the Accrued Dividends with respect to such shares of Series A Preferred Stock as of the applicable Redemption Date (such price, the “Redemption Price”).

If a Holder does not elect to exercise its Redemption Right with respect to all of its shares of Series A Preferred Stock, the shares of Series A Preferred Stock held by it and not surrendered for redemption by the Company will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled. From and after the Redemption Date with respect to any share of Series A Preferred Stock for which a Holder elected to effect a Redemption Right and the Company has redeemed, (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate. For the avoidance of doubt, notwithstanding anything contained in the Articles Supplementary to the contrary, until a share of Series A Preferred Stock is redeemed by the payment in cash in full of the applicable Redemption Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided in the Articles Supplementary.

In the event that a Redemption Right is exercised with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such redemption, the Company shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Company, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which a Redemption Right was not exercised (or book-entry interests representing such shares).

If the Company shall not have sufficient funds legally available under the MGCL to redeem, as of any Designated Redemption Date, all shares of Series A Preferred Stock with respect to which Holders have exercised a Redemption Right, the Company shall redeem on such Designated Redemption Date, pro rata among the Holders that have exercised their Redemption Right, a number of shares of Series A Preferred Stock with an aggregate Redemption Price equal to the amount legally available for the redemption of shares of Series A Preferred Stock under the MGCL on such Designated Redemption Date. At such time, as soon as practicable thereafter, that the Company has sufficient funds legally available under the MGCL to redeem such shares of Series A Preferred Stock not redeemed because of the foregoing limitation at the applicable Redemption Price, the Company shall provide notice to the Holders of the availability of such funds and the Holders at that time may elect to invoke their Redemption Right. In addition, if the Company does not make the redemption payment as of any Designated Redemption Date relating to all of the shares of Series A Preferred Stock with respect to which Holders have exercised a Redemption Right, the Company will pay Dividends on such shares not redeemed at a Dividend Rate equal to 8.0% per annum, accruing daily from the Designated Redemption Date until the Redemption Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. The inability of the Company to make a redemption payment for any reason shall not relieve the Company from its obligation to effect any required redemption when, as and if permitted by applicable law.

Anti-Dilution Adjustments

Adjustments

The Conversion Rate is subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in the anti-dilution provisions of the Articles Supplementary, without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i) The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to clause (i) above shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(ii) The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of clause (vii) below shall apply), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X))] / (OS0+Y)

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance

For purposes of clause (ii) above, in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record

Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to clause (ii) above shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii) The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to clause (v) below) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1))] / (SP1 x OS0)

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date

CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date

OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required, delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of a required adjustment shall be delayed to the extent necessary in order to complete the calculations.

In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

Notwithstanding anything to the contrary set forth in the Articles Supplementary, no adjustment to the Conversion Rate shall be made as a result of purchases of shares of Common Stock by the Company in an amount not to exceed $1,000,000,000 to be consummated within nine months following December 4, 2015.

(iv) The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in clause (i) or clause (ii) above, (B) Distribution Transactions as to which clause (v) below shall apply, (C) dividends or distributions paid exclusively in cash as to which clause (vi) below shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which clause (vii) below shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to clause (iv) above shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required, delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of a required adjustment shall be delayed to the extent necessary in order to complete the calculations.

(vi) The Company makes a cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - C)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

C = the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to clause (vi) above shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vii) If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Company Common Stock as described in clause (ii) above (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to clause (ii) above), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to clause (i) above or clause (iv) above, as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

No adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

Calculation of Adjustments

All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

When No Adjustment Required

Except as specifically provided in the Articles Supplementary, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

Except as otherwise provided in the Articles Supplementary, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans. No adjustment to the Conversion Rate will be made:

(a) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(b) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(c) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security; or

(d) for a change in the par value of the Common Stock.

Successive Adjustments

After an adjustment to the Conversion Rate, any subsequent event requiring an adjustment shall cause an adjustment to each such Conversion Rate as so adjusted.

Multiple Adjustments

For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate under more than one of the foregoing provisions, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments; provided, however, that if more than one provision is applicable to a single event, the provision shall be applied that produces the largest adjustment.

Fractional Shares

No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole share of Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

Adjustment for Reorganization Events

Reorganization Events

In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock (but not the Series A Preferred Stock) is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into other securities;

(each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to “—Adjustment for Reorganization Events—Reorganization Event Agreements,” remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the

Liquidation Preference applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

Successive Reorganization Events

The provisions described above shall similarly apply to successive Reorganization Events and the provisions of “—Anti-Dilution Adjustments” shall apply to any shares of Capital Stock received by the holders of the Common Stock in any Reorganization Event.

Reorganization Event Agreements

The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to the provisions herein, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Voting Rights

General

Except as described below, Holders of shares of Series A Preferred Stock are entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). Each Holder is entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Bylaws of the Company.

Adverse Changes

The vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the MGCL:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Charter (including the Articles Supplementary) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock or the Holder thereof; and

(ii) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by articles supplementary or otherwise) to, the Charter or any provision thereof, or any other action to authorize, create or classify, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series A Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

provided, however, (A) that, with respect to the occurrence of any of the events set forth in clause (i) above, so long as (1) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, or (2) the holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting power substantially the same as those of the Series A Preferred Stock, then the occurrence of such event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the events set forth in clause (i) above and (B) that the authorization, creation or classification of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series A Preferred Stock) into, or the issuance of, Junior Stock will not require the vote the holders of the Series A Preferred Stock.

Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

The vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the change of control provisions of the Articles Supplementary, and any amendment or waiver of any of the change of control provisions approved by such percentage of the Holders shall be binding on all of the Holders.

Election of Directors

Provided that the Fall-Away of Purchaser Board Rights has not occurred, at each annual meeting of the Company’s stockholders at which the Company has agreed to nominate one or more Purchaser Designee for election to the Board of Directors pursuant to and in accordance with the Investment Agreement, the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect such Purchaser Designee(s) to the Board of Directors, irrespective of whether the Company has nominated such Purchaser Designee(s).

Appraisal Rights; Preemptive Rights

Holders of the Series A Preferred Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to the Series A Preferred Stock, to one or more transactions occurring after the date of such determination in connection with which Holders would otherwise be entitled to exercise such rights. Except for the right to participate in any issuance of new equity securities by the Company, as set forth in the Investment Agreement, the Holders shall not have any preemptive rights.

Term

Except as expressly provided in the Articles Supplementary, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

Creation and Issuance of Capital Stock

Subject to voting rights described above, the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

No Sinking Fund

Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Taxes

Transfer Taxes

The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

Withholding

All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

Definitions

As used with respect to Series A Preferred Stock:

“50% Beneficial Ownership Requirement” has the meaning set forth in the Investment Agreement.

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share, whether or not declared, but that have not, as of such date, been paid.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Purchaser Party or any of its Affiliates, (ii) portfolio companies in which any Purchaser Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Purchaser Party and (iii) the Excluded Blackstone Parties shall not be deemed to be Affiliates of any Purchaser Party, the Company or any of the Company’s Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Base Amount Accrued Dividends with respect to such share as of such date.

“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Dividend Payment Date immediately preceding such date of determination (taking into account the payment of Dividends, if any, on or with respect to such Dividend Payment Date) or (b) if no Dividend Payment Date has occurred since the issuance of such share, zero.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Change of Control” means (i) prior to the earlier of the (x) Initial Redemption Date or (y) the date that is 91 days after the date of repayment, defeasance, satisfaction, cancellation, termination or other permanent discharge in full of the Credit Agreement and the Indentures (the “Relevant Change of Control Date”), the occurrence of one of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately after such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction; or

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (1) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, and (2) in the case of a sale of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company, or

(ii) on or after the Relevant Change of Control Date, the occurrence of one of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer or lease of all or substantially all the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than a transaction following which (1) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, and (2) in the case of a sale, transfer or lease of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(c) any transaction or series of transactions by which the Company or any successor or Parent Entity thereto is organized outside the United States of America.

“Change of Control Effective Date” means the effective date of the Change of Control.

“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Purchase Price for such share to the Holder thereof.

“Change of Control Put Deadline” means the date by which the Holder must elect to exercise a Change of Control Put (which shall be no earlier than 30 days before the purchase date).

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to “—Right of the Holders to Convert,” the date on which such Holder complies with the procedures herein (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to “—Mandatory Conversion by the Company,” the Mandatory Conversion Date.

“Conversion Notice” means the notice provided by the Conversion Agent.

“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate.

“Conversion Rate” means, for each share of Series A Preferred Stock, 33.333 shares of Common Stock, subject to adjustment as set forth in the Articles Supplementary.

“Credit Agreement” has the meaning set forth in the Investment Agreement.

“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in “—Anti-Dilution Adjustments.”

“Designated Redemption Date” means (i) any date within the three (3) month period commencing on and immediately following the Initial Redemption Date and (ii) any date within the three (3) month period commencing on and immediately following each successive third anniversary of the Initial Redemption Date.

“Distribution Transaction” means any transaction by which a Subsidiary of the Company ceases to be a Subsidiary of the Company by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Payment Date” means March 10, June 10, September 10 and December 10 of each year, commencing on March 10, 2016; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means (i) in respect of any share of Series A Preferred Stock issued on December 4, 2015, the period from and including December 4, 2015 to but excluding March 10, 2016 and, subsequent to March 10, 2016, the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date, and (ii) for any share of Series A Preferred Stock issued subsequent to December 4, 2015, the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.

“Dividend Rate” means 5.5%, or, to the extent and during the period with respect to which such rate has been adjusted as described in “—Dividends—Arrearages,” “—Change of Control—Specified Contract Terms,” or “—Redemption at the Option of the Holder,” such adjusted rate.

“Excluded Blackstone Parties” has the meaning set forth in the Investment Agreement.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board of Directors, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $50,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Fall-Away of Purchaser Board Rights” has the meaning set forth in the Investment Agreement.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Dividend Payment Period (or in the case of the first Dividend Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one fourth of the Dividend Rate applicable on such date.

“Indebtedness” means (a) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Company or any of its Subsidiaries and (e) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.

“Indentures” has the meaning set forth in the Investment Agreement.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is (i) not an Affiliate of the Company and (ii) so long as the Purchasers meet the 50% Beneficial Ownership Requirement, is reasonably acceptable to the Purchasers.

“Initial Redemption Date” means March 16, 2024.

“Investment Agreement” means that certain Investment Agreement between the Company and the Purchasers dated as of November 11, 2015, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.

“Mandatory Conversion Price” means $54.00, as adjusted pursuant to the provisions of “—Anti-Dilution Adjustments—Adjustments.”

“Market Disruption Event” means any of the following events:

(i) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(ii) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person and (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Purchaser Designee” means an individual nominated by the Board of Directors as a “Purchaser Designee” for election to the Board of Directors pursuant to Section 5.10(a) or Section 5.10(d) of the Investment Agreement.

“Purchaser Parties” means the Purchasers and each Permitted Transferee of the Purchasers to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section 5.08(b)(i) of the Investment Agreement.

“Purchasers” has the meaning set forth in the Investment Agreement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full in cash of the Redemption Price for such share to the Holder of such share.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness,” “disqualified stock,” “disqualified capital stock,” “disqualified equity interests,” or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness,” “disqualified stock,” “disqualified capital stock,” “disqualified equity interests,” or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness,” “disqualified stock,” “disqualified capital stock,” “disqualified equity interests,” or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness,” “disqualified stock,” “disqualified capital stock,” “disqualified equity interests,” or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Company or any of its Subsidiaries.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Wells Fargo Bank, N. A.

“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board of Directors and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “NCR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the ownership and disposition of shares of the Common Stock and the Series A Preferred Stock. It does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Common Stock or the Series A Preferred Stock. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such entities, accrual method U.S. Holders that prepare an “applicable financial statement” (as defined in Section 451 of the Code), U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Common Stock or the Series A Preferred Stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Tax consequences may vary depending upon the particular circumstances of an investor. Moreover, the effect of any applicable state, local or foreign tax laws or of U.S. federal estate or gift tax laws is not discussed. This discussion is limited to taxpayers who will hold the Series A Preferred Stock and the Common Stock received in respect thereof as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

As used herein, “U.S. Holder” means a beneficial owner of the Common Stock or the Series A Preferred Stock who or that is or is treated for U.S. federal income tax purposes as:

•

an individual that is a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and has validly elected to continue to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is any holder other than a “U.S. Holder” or a holder treated as a partnership for U.S. federal income tax purposes.

No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Common Stock or the Series A Preferred Stock or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the Common Stock or the Series A Preferred Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner should consult its tax advisor as to the tax consequences of the ownership and disposition of the Common Stock or Series A Preferred Stock.

We urge you to consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the Common Stock or the Series A Preferred Stock, including your status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, municipal, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Distributions on the Common Stock or the Series A Preferred Stock

In general, distributions with respect to the Common Stock or the Series A Preferred Stock, as applicable (other than distributions on the Series A Preferred Stock in the form of additional Series A Preferred Stock, described below in “U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock”), will be taxable as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Common Stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be taxed as capital gain recognized on a sale or exchange as described below under “U.S. Holders—Dispositions.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its stock basis in the shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock

If we make a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, the tax treatment to a U.S. Holder that receives such distribution will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations and (b) cash distributions are also made on the Common Stock. The Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent and, unless otherwise noted, this summary assumes that such treatment applies. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are not made on the Common Stock, a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock will be tax-free to the U.S. Holder receiving such distribution. A U.S. Holder’s existing tax basis in the Series A Preferred Stock will be allocated between the Series A Preferred Stock and the additional Series A Preferred Stock based on their relative fair market values on the date of the distribution. Such U.S. Holder’s holding period for such additional Series A Preferred Stock generally will include the period during which the Series A Preferred Stock was held prior to the distribution.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on the Common Stock, the tax treatment of a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder receiving such distribution, as described above in “U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” Alternatively, such a distribution may be a tax-free distribution, as described in the previous paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if cash distributions are also made on the Common Stock.

If the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not cash distributions are also made on the Common Stock, the fair market value of the additional Series A Preferred Stock will be treated as a taxable distribution to the U.S. Holder receiving such distribution, as described above in “U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” A U.S. Holder’s tax basis in such additional Preferred Stock will equal the fair market value of the additional Preferred Stock on the distribution date, and such U.S. Holder’s holding period for such additional Preferred Stock will begin on the day following the distribution date.

Adjustment of Conversion Rate

The conversion rate of the Series A Preferred Stock is subject to adjustment under certain circumstances. A U.S. Holder of Series A Preferred Stock will be treated as having received a constructive distribution includible in such holder’s U.S. income in the manner described under “U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the U.S. Holder’s proportionate interest in our earnings and profits (including, without limitation, an increase in the conversion rate to reflect a taxable dividend paid to holders of Common Stock). Thus, under certain circumstances in the event of a deemed distribution, a U.S. Holder may recognize taxable income without receiving any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the holders of the Series A Preferred Stock will generally not result in a constructive dividend distribution.

Conversion of Series A Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into shares of Common Stock and cash in lieu of fractional shares, except that a U.S. Holder’s receipt of cash in lieu of a fractional share of Common Stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Common Stock and the U.S. Holder’s tax basis in the fractional share of Common Stock).

A U.S. Holder’s basis in shares of Common Stock received upon conversion of the Series A Preferred Stock (and any fractional shares of our Common Stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of Common Stock will include the holding period of the converted shares of Series A Preferred Stock.

Dispositions

Except as described above under “—Conversion of Series A Preferred Stock into Common Stock”, a U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of the Common Stock or the Series A Preferred Stock equal to the difference between the amount of cash and the fair market value of any property received upon the disposition and the U.S. Holder’s adjusted tax basis in the Common Stock or the Series A Preferred Stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Common Stock or the Series A Preferred Stock for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders are currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of dividends on, and the proceeds of the sale of, the Common Stock or the Series A Preferred Stock. Backup withholding may apply to such payments if a U.S. Holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 24%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Distributions on the Common Stock or the Series A Preferred Stock

In general, distributions with respect to the Common Stock or the Series A Preferred Stock, as applicable (other than distributions on the Series A Preferred Stock in the form of additional Series A Preferred Stock, described below in “Non-U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock”), will be taxable as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a Non-U.S. Holder as ordinary income on the day actually or constructively received by such holder. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a Non-U.S. Holder’s Common Stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “Non-U.S. Holders—Dispositions.”

If you are a Non-U.S. Holder of the Common Stock or the Series A Preferred Stock, taxable dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of the Common Stock or the Series A Preferred Stock who wishes to claim the benefits of an applicable income tax treaty and avoid backup withholding will be required (a) to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits or

(b) if the Common Stock or the Series A Preferred Stock are held though certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Common Stock or Series A Preferred Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock

If we make a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, the tax treatment to a Non-U.S. Holder receiving such distribution will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations and (b) cash distributions are also made on the Common Stock. As discussed above in “U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock.” the Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a Non-U.S. Holder is bound by our determination, unless the Non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock will be tax-free to a Non-U.S. Holder receiving such distribution unless cash distributions are also made on the Common Stock. However, if the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not cash distributions are also made on the Common Stock, the fair market value of the additional Series A Preferred Stock will be treated as a taxable distribution to the Non-U.S. Holder, as described above in “Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are also made on the Common Stock, it is unclear whether the distribution will be tax-free to a Non-U.S. Holder or will be treated as a taxable distribution to the Non-U.S. Holder, as described above in “Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” Any withholding obligation imposed on a taxable distribution of Series A Preferred Stock will reduce the amount of Series A Preferred Stock distributed to such holder by 30% unless the applicable withholding rate is reduced or eliminated by treaty.

Adjustment of conversion rate

As described above under “—U.S. Holders— Adjustment of Conversion Rate,” adjustments to the conversion rate (or failure to make adjustments) that have the effect of increasing a Non-U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the Non-U.S. Holder that will be taxed as described above under “—Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty. However, any constructive dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be taxed as described above under “—Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.”

Conversion of Series A Preferred Stock into Common Stock

A Non-U.S. Holder will generally not recognize gain or loss in respect of the receipt of Common Stock upon the conversion of the Series A Preferred Stock.

Dispositions

Except as described above under “—Conversion of Series A Preferred Stock into Common Stock”, any gain realized on the disposition of the Common Stock or Series A Preferred Stock (other than a conversion of Series A Preferred Stock into Common Stock) generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” as described under Section 897 of the Code for U.S. federal income tax purposes during the shorter of the five-year period preceding the date of the disposition or the non-United States holder’s holding period.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We do not believe that we are, have been, or will be a United States real property holding corporation for United States federal income tax purposes.

Information reporting and backup withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

FATCA

Legislation commonly referred to as the Foreign Account Tax Compliance Act (FATCA) generally imposes a 30% United States withholding tax on dividends paid on the Common Stock or the Series A Preferred Stock paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity provides sufficient documentation evidencing either (i) an exemption from FATCA, or (ii) its compliance with certain reporting and disclosure obligations (or deemed compliance pursuant to an intergovernmental agreement with the United States). The withholding tax applies to payments of dividends on the Common Stock or the Series A Preferred Stock. You should consult your own tax advisor regarding the possible implications of FATCA on your ownership of the Common Stock or the Series A Preferred Stock.

SELLING STOCKHOLDERS

As of April 25, 2019, 498,424 shares of Series A Preferred Stock were held by the selling stockholders, an additional 20,838 shares of Series A Preferred Stock will be issued as PIK Dividends to the selling stockholders through December 10, 2019 and up to an additional 92,441 shares of Series A Preferred Stock may be issued as PIK Dividends to the selling stockholders thereafter pursuant to the Articles Supplementary. We are registering the securities offered by this prospectus on behalf of the selling stockholders.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series A Preferred Stock listed below that have been issued to them, and any or all of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock.

The table below sets forth the name of the selling stockholders, the number of shares of Series A Preferred Stock beneficially owned by each such selling stockholder after the sixteenth Dividend Payment Date and the number of shares of Series A Preferred Stock that may be offered pursuant to this prospectus and the number of shares of our Common Stock beneficially owned by such stockholders after the sixteenth Dividend Payment Date and the number of shares of Common Stock that may be offered pursuant to this prospectus, in each case, based on the actual number of shares of Series A Preferred Stock owned by each selling stockholder as of April 25, 2019. The table also sets forth up to the number of shares of Series A Preferred Stock that may be issued by the Company as PIK Dividends to the selling stockholders on such shares after December 10, 2019, to the extent the Company elects to pay its dividends in the form of PIK Dividends, in whole or in part, and the number of shares of Common Stock issuable to the selling stockholders upon conversion of such number of shares of Series A Preferred Stock that may be issued as PIK Dividends after December 10, 2019, in each case assuming the payment of the subsequent twelve dividends payable, from the seventeenth to the twenty-eighth Dividend Payment Dates, on the Series A Preferred Stock are made in the form of PIK Dividends. Notwithstanding the foregoing, the Company will decide, in its sole discretion, whether to issue any PIK Dividends subsequent to December 10, 2019 and Blackstone does not hold, beneficially own or have any claim to such shares of Series A Preferred Stock that may be issued as PIK Dividends as of the date hereof.

In the table below, the number of shares of Common Stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 33.333 shares of Common Stock per share of Series A Preferred Stock. The number of shares of Common Stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the selling stockholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales. In addition, since the date on which the selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

	Series A Preferred Stock					Common Stock
Name of Selling Stockholder	Number of shares beneficially owned and offered hereby(1)	Percentage of shares beneficially owned		Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after completion of the offering	Number of shares beneficially owned and offered hereby(1)	Percentage of shares beneficially owned		Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after completion of the offering(3)
Blackstone Parties
Series A Preferred Stock Issued and Outstanding(4)	498,424	56.65%		0	—	16,613,967	12.15%		0	—
PIK Dividends (issued through December 10, 2019)(4)	20,838	56.65%		0	—	694,593	12.59%		0	—
PIK Dividends (if issued subsequent to December 10, 2019)(5)	92,441	0	%(5)	0	—	3,081,335	0	%(5)	0	—

(1)

Unless otherwise indicated, the selling stockholders may offer any or all of the Series A Preferred Stock they beneficially own and the Common Stock issuable upon conversion of the Series A Preferred Stock.

(2)	Assumes the sale of all shares of Series A Preferred Stock and Common Stock offered pursuant to this prospectus.
(3)	Calculated based on Rule 13d-3 under the Exchange Act, based on 120,126,439 shares outstanding as of April 17, 2019.
(4)

Reflects shares of Series A Preferred Stock held by, or to be issued through December 10, 2019 to, partnerships affiliated with The Blackstone Group, L.P., and shares of Common Stock into which such shares of Series A Preferred Stock are convertible, as follows: 763 shares of Series A Preferred Stock (convertible into 25,433 shares of Common Stock) directly held by Blackstone BCP VI SBS ESC Holdco L.P., a Delaware limited partnership (“BCP VI”), 386,841 shares of Series A Preferred Stock (convertible into 12,894,571 shares of Common Stock) directly held by Blackstone NCR Holdco L.P., a Delaware limited partnership (“NCR Holdco”), 452 shares of Series A Preferred Stock (convertible into 15,066 shares of Common Stock) directly held by BTO NCR Holdings - ESC L.P., a Delaware limited partnership (“BTO ESC”), and 131,206 shares of Series A Preferred Stock (convertible into 4,373,490 shares of Common Stock) directly held by BTO NCR Holdings L.P., a Delaware limited partnership (“BTO NCR” and, together with BCP VI, NCR Holdco and BTO ESC, the “Partnerships”). The general partner of NCR Holdco is Blackstone NCR Holdco GP L.L.C. The managing member of Blackstone NCR Holdco GP L.L.C. is Blackstone Management Associates VI L.L.C. The sole member of Blackstone Management Associates VI L.L.C. is BMA VI L.L.C. The general partner of BCP VI is BCP VI Side-by-Side GP L.L.C. The general partner of each of BTO NCR and BTO ESC is BTO Holdings Manager L.L.C. The managing member of BTO Holdings Manager L.L.C. is Blackstone Tactical Opportunities Associates L.L.C. The sole member of Blackstone Tactical Opportunities Associates L.L.C. is BTOA L.L.C. The sole member of BCP VI Side-by-Side GP L.L.C., and the managing member of BTOA L.L.C. and BMA VI L.L.C., is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than each of the Partnerships to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the securities reported herein beneficially owned by the Partnerships directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such securities. The address of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(5)

Reflects shares of Series A Preferred Stock that may be, subsequent to December 10, 2019, issued by the Company as PIK Dividends to the Partnerships, and shares of Common Stock into which such additional shares of Series A Preferred Stock would be convertible. For the avoidance of doubt, the Partnerships and their affiliates do not hold, beneficially own, or have any claim to such shares of Series A Preferred Stock that may be issued as PIK Dividends subsequent to December 10, 2019 as of the date hereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment Agreement

On November 11, 2015, we entered into the Investment Agreement (as amended, the “Investment Agreement”) with funds managed by or affiliated with Blackstone Capital Partners VI, L.P. and Blackstone Tactical Opportunities L.L.C. (collectively, “Blackstone”) relating to the issuance and sale to Blackstone of 820,000 shares of the Series A Preferred Stock for an aggregate purchase price of $820 million, or $1,000 per share.

On December 4, 2015, Blackstone assigned its purchase rights for 820,000 shares of Series A Preferred Stock to its permitted transferees, Blackstone BCP VI SBS ESC Holdco L.P., Blackstone NCR Holdco L.P., BTO NCR Holdings - ESC L.P. and BTO NCR Holdings L.P. (the “Blackstone Purchasers”).

On December 4, 2015, we and the Blackstone Purchasers closed the transactions contemplated by the Investment Agreement, and we issued and sold to the Blackstone Purchasers 820,000 shares of Series A Preferred Stock for the purchase price described above.

On March 10, 2017, we entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with the Blackstone Purchasers whereby the Blackstone Purchasers converted a portion of their shares of Series A Preferred Stock into 3,002,753 shares of Common Stock and sold those shares of Common Stock to the Company at a purchase price per share equal to $48.47 (the closing price of the Common Stock on NYSE on March 10, 2017). The Stock Repurchase Agreement contained customary representations, warranties and covenants.

On March 17, 2017, the Blackstone Purchasers sold 342,000 shares of our Series A Preferred Stock pursuant to a registered public offering. We entered into a customary underwriting agreement with the Blackstone Purchasers and the underwriters for the offering in connection therewith. The shares of Series A Preferred Stock were sold solely by the Blackstone Purchasers and the Company did not receive any of the proceeds of the offering.

In connection with the offering and the stock repurchase, on March 13, 2017, the Company entered into a waiver and amendment of the Investment Agreement (“Waiver and Amendment”), whereby the Company agreed to waive certain transfer restrictions applicable to the selling stockholders to permit the sales of the Series A Preferred Stock and Common Stock described above. In addition, the selling stockholders agreed to extend the transfer restrictions applicable to their remaining Series A Preferred Stock until December 1, 2017.

Pursuant to the Investment Agreement, we increased the size of the Board of Directors by two new director seats and elected Chinh E. Chu and Gregory R. Blank to the Board of Directors, effective as of December 4, 2015, for a term expiring at our 2016 annual meeting of stockholders (the “Annual Meeting”). At the 2016 Annual Meeting, Mr. Chu was elected as a Class B director with a term expiring at our 2019 Annual Meeting, and Mr. Blank was elected as a Class C director with a term expiring at our 2017 Annual Meeting. At each of the 2017 and 2018 Annual Meetings, Mr. Blank was elected as a director for a term expiring at the subsequent Annual Meeting. The Company has nominated each of Messrs. Chu and Blank for election at the 2019 Annual Meeting for a term expiring at our 2020 Annual Meeting.

Our Board of Directors appointed Mr. Chu as independent Lead Director and to the Compensation and Human Resource Committee and the Committee on Directors and Governance of the Board of Directors and appointed Mr. Blank to the Audit Committee and the Executive Committee of the Board of Directors.

There are no transactions between each of Messrs. Chu and Blank, on the one hand, and us, on the other hand, that would be reportable under Item 404(a) of Regulation S-K.

Our Board of Directors considered the independence of Messrs. Chu and Blank under the NYSE listing standards and our Corporate Governance Guidelines and concluded that each of Messrs. Chu and Blank is an independent director under the applicable NYSE listing standards and our Corporate Governance Guidelines.

So long as Blackstone or its affiliates beneficially own shares of Series A Preferred Stock and/or shares of Common Stock issued upon conversion of Series A Preferred Stock (“Conversion Common Stock”) that represent, on an as converted basis, at least 50% of Blackstone’s initial shares of Series A Preferred Stock on an as-converted basis, Blackstone will have the right to designate a total of two directors for election to our Board of Directors. So long as Blackstone or its affiliates beneficially own shares of Series A Preferred Stock and/or Conversion Common Stock that represent, on an as converted basis, at least 25% but less than 50% of Blackstone’s initial shares of Series A Preferred Stock on an as-converted basis, Blackstone will have the right to designate a total of one director for election to the Board of Directors.

Blackstone is subject to certain standstill restrictions, including that Blackstone is restricted from acquiring additional securities of ours, until the date no Blackstone designee serves on the Board of Directors and Blackstone has no rights (or has irrevocably waived its rights) to designate directors for election to our board. As amended by the Waiver and Amendment and subject to certain customary exceptions, Blackstone was restricted from transferring the Series A Preferred Stock or Conversion Common Stock until December 1, 2017. The foregoing description of the Investment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement, which is filed herewith as Exhibit 4.1, the Stock Repurchase Agreement, which is filed herewith as Exhibit 4.3, and the Waiver and Amendment, which is filed herewith as Exhibit 4.4, each incorporated herein by reference.

Registration Rights Agreement

On December 4, 2015, we entered into a Registration Rights Agreement with the Blackstone Purchasers (the “Registration Rights Agreement”), the form of which was attached as Annex II to the Investment Agreement. Pursuant to the Registration Rights Agreement, we have agreed to provide to the Blackstone Purchasers certain customary registration rights with respect to the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion of the Series A Preferred Stock. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.

We are permitted to suspend the use of this prospectus under certain circumstances for one occasion in any 180 day period, for a period of time not to exceed 75 days in the aggregate in any 12-month period.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is filed herewith as Exhibit 4.2, and is incorporated herein by reference.

PLAN OF DISTRIBUTION

The offered securities are being registered to permit the holders of the offered securities the ability to offer and sell the offered securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling stockholders of the Series A Preferred Stock and the Common Stock. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, selling commissions or stock transfer taxes.

The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

The selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities that in turn may sell such securities. The selling stockholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest may be deemed selling stockholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale by the selling stockholders of the offered securities. The selling stockholders may decide to sell all or a portion of the securities offered by it pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling stockholders may transfer sell, transfer or devise the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

Underwriters, broker-dealers (including selling stockholders who are registered broker-dealers) or agents participating in the distribution of the offered securities are deemed to be “underwriters” within the meaning of the Securities Act. Selling stockholders, including those who are affiliates of registered broker-dealers, may be deemed to be underwriters within the meaning of the Securities Act. Profits on the sale of securities by selling stockholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act. Selling stockholders that are deemed to be underwriters are subject to statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale in the applicable state or NCR complies with an available exemption from registration or qualification requirements.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of Common Stock or Series A Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.

The Series A Preferred Stock is not listed on an exchange and we do not intend to list the Series A Preferred Stock on any exchange. The Common Stock of NCR Corporation is listed on the NYSE under the symbol “NCR.” On April 24, 2019, the closing price of our Common Stock as reported on the NYSE was $29.36 per share.

VALIDITY OF SECURITIES

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the Series A Preferred Stock and the Common Stock being offered by this prospectus will be passed upon by Venable LLP. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the JetPay Corporation business the registrant acquired during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Up to 611,703 Shares of Series A Convertible Preferred Stock

Up to 20,389,896 Shares of Common Stock

NCR Corporation

PROSPECTUS

The date of this prospectus is April 25, 2019.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated costs and expenses we expect to incur in connection with the offering of the Series A Preferred Stock and the Common Stock registered hereby. All amounts other than the SEC registration fee are estimates.

SEC registration fee		$74,138.40
Printing fees and expenses			*
Accounting fees and expenses			*
Legal fees and expenses			*
Miscellaneous			*
Total	$		*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

The Charter and Bylaws provide for indemnification of directors and officers to the fullest extent permitted by Maryland law.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

The Charter and Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to (a) its present or former directors and officers and (b) any individual who, while serving as a director or officer of NCR, serves any other entity at our request.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made a party or witness by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. In addition, our directors and officers are covered by certain insurance policies maintained by us.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of Common Stock or Series A Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to our directors and officers pursuant to the above-described provisions, we understand that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 16. Exhibits.

The exhibits to this registration statement are listed on the Exhibit Index page of this registration statement, which is incorporated by reference into this Item 16.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

1.1†	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of NCR Corporation (Exhibit 3.1 to the NCR Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2016).

3.2	Bylaws of NCR Corporation, as amended and restated on February 20, 2018 (Exhibit 3.2 to the Current Report on Form 8-K of NCR Corporation dated February 23, 2018).

4.1	Investment Agreement dated as of November 11, 2015, by and between NCR Corporation and the affiliates of Blackstone Capital Partners VI, L.P. and Blackstone Tactical Opportunities L.L.C. named therein (Exhibit 10.1 to the Current Report on Form 8-K of NCR Corporation dated November 11, 2015).

4.2	Registration Rights Agreement, dated as of December 4, 2015, by and between NCR Corporation and the affiliates of Blackstone Capital Partners VI, L.P. and Blackstone Tactical Opportunities L.L.C. named therein (Exhibit 10.1 to the December 2, 2015 Form 8-K).

4.3	Stock Repurchase Agreement, dated as of March 10, 2017, by and between NCR Corporation, Blackstone BCP VI SBS ESC Holdco L.P., Blackstone NCR Holdco L.P., BTO NCR Holdings - ESC L.P., and BTO NCR Holdings L.P. (Exhibit 10.1 to the Quarterly Report on Form 10-Q of NCR Corporation for the quarter ended March 31, 2017 (the “First Quarter 2017 Quarterly Report”)).

4.4	Waiver and Amendment of Investment Agreement, dated as of March 13 2017, by and between NCR Corporation, Blackstone BCP VI SBS ESC Holdco L.P., Blackstone NCR Holdco L.P., BTO NCR Holdings - ESC L.P. and BTG NCR Holdings L.P. (Exhibit 10.2 to the First Quarter 2017 Quarterly Report).

4.5	Common Stock Certificate of NCR Corporation (incorporated by reference to Exhibit 4.1 to the NCR Corporation Annual Report on Form 10-K for the year ended December 31, 1999).

5.1*	Opinion of Venable LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Venable LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in signature pages).

†	To be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.
*	Indicates documents filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on this 25th day of April, 2019.

NCR CORPORATION

by	/s/ Andre J. Fernandez
	Name:	Andre J. Fernandez
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank R. Martire and Michael D. Hayford and each of them his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments (including registration statements pursuant to Rule 462(b)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank R. Martire Frank R. Martire	Executive Chairman	April 25, 2019

/s/ Michael D. Hayford Michael D. Hayford	President and Chief Executive Officer, and Director	April 25, 2019

/s/ Andre J. Fernandez Andre J. Fernandez	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 25, 2019

/s/ Gregory R. Blank Gregory R. Blank	Director	April 25, 2019

/s/ Richard L. Clemmer Richard L. Clemmer	Director	April 25, 2019

/s/ Robert P. DeRodes Robert P. DeRodes	Director	April 25, 2019

/s/ Deborah A. Farrington Deborah A. Farrington	Director	April 25, 2019

/s/ Kurt P. Kuehn Kurt P. Kuehn	Director	April 25, 2019

/s/ Linda Fayne Levinson Linda Fayne Levinson	Director	April 25, 2019

/s/ Matthew Thompson Matthew Thompson	Director	April 25, 2019